Exhibit 21.1
SUBSIDIARIES

	Subsidiary	Jurisdiction of Organization
1.	AE Côte-Nord Canada Bioenergy Inc.	Canada
2.	Albacete Aero, Sociedad Limitada	Spain
3.	Bridger Aerospace Australia Pty Ltd	Australia
4.	Bridger Aerospace Defense Services, LLC	Montana
5.	Bridger Aerospace Europe, Sociedad Limitada	Spain
6.	Bridger Aerospace Group Holdings, LLC	Delaware
7.	Bridger Aerospace Group, LLC	Delaware
8.	Bridger Aerospace Products and Services, LLC	Montana
9.	Bridger Aerospace, LLC	Montana
10.	Bridger Air Tanker, LLC	Montana
11.	Bridger Air Tanker 1, LLC	Montana
12.	Bridger Air Tanker 2, LLC	Montana
13.	Bridger Air Tanker 3, LLC	Montana
14.	Bridger Air Tanker 4, LLC	Montana
15.	Bridger Air Tanker 5, LLC	Montana
16.	Bridger Air Tanker 6, LLC	Montana
17.	Bridger Air Tanker 7, LLC	Montana
18.	Bridger Air Tanker 8, LLC	Montana
19.	Bridger Aviation Repair, LLC	Montana
20.	Bridger Aviation Services, LLC	Delaware
21.	Bridger Bighorn, LLC	Montana
22.	Bridger Ground Support, LLC	Montana
23.	Bridger Merger Corp.	Cayman Islands
24.	Bridger Software, LLC	Montana
25.	Bridger Solutions International, LLC	Montana
26.	Bridger Solutions International 1, LLC	Montana
27.	Bridger Solutions International 2, LLC	Montana
28.	Bridger Tanker, LLC	Montana
29.	Bridger Training Services, LLC	Montana
30.	BTOF (Grannus Feeder) - NQ L.P.	Delaware
31.	Ensyn BioEnergy Canada, Inc.	Canada
32.	Firetrac.com, LLC	Montana
33.	Ignis Technologies, Inc.	Montana
34.	Mountain Air, LLC (d/b/a Bridger Aerospace)	Arkansas
35.	Northern Fire Management Services, LLC	Montana
36.	Whitepeak BioEnergy, LLC	Delaware
37.	Wildfire GP Sub IV, LLC	Delaware